INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)

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
                                                                                                                 Nine Months Ended
                                                           For the Years Ended December 31,                        September 30,
                                                -----------------------------------------------------------    --------------------
               TITLE                               1995         1996         1997       1998        1999         1999       2000
                                                ---------    ---------    ---------  ---------    ---------    ---------  ---------
A) Earnings before income taxes,
     minority interest, extraordinary items
     and accounting changes                     $ 2,742.0    $   939.0    $   143.0  $   429.0    $   448.0    $   300.0  $ 1,226.0

B) Minority interest expense,
     net of taxes                                  (166.0)      (180.0)      (140.0)     (87.0)      (163.0)      (117.0)    (188.0)

C) Fixed charges excluding
     capitalized interest                           740.3        802.1        826.6      866.7        820.9        611.0      790.9

D) Amortization of previously
     capitalized interest                            29.6         34.2         37.0       38.8         17.0         12.6       15.6

E) Equity in undistributed
     earnings of affiliates                         (94.5)         6.2        (40.4)      23.7        (41.6)       (24.6)      (2.4)
                                                ---------    ---------    ---------  ---------    ---------    ---------  ---------

F) Earnings before income taxes,
     extraordinary items, accounting
     changes and fixed charges                  $ 3,251.4    $ 1,601.5    $   826.2  $ 1,271.2    $ 1,081.3    $   782.0  $ 1,842.1
                                                =========    =========    =========  =========    =========    =========  =========

Fixed Charges

G) Interest and amortization of debt
     expense                                    $   664.9    $   699.5    $   720.0  $   716.9    $   611.5    $   456.8  $   632.7

H) Interest factor attributable to rentals           64.8         79.0         83.0       80.7         76.3         54.8       52.9

I) Preferred dividends of subsidiary                 10.6         23.6         23.6       69.1        133.1         99.4      105.3

J) Capitalized interest                              66.9         71.2         71.6       53.4         29.3         27.0       18.9
                                                ---------    ---------    ---------  ---------    ---------    ---------  ---------

K) Total fixed charges                          $   807.2    $   873.3    $   898.2  $   920.1    $   850.2    $   638.0  $   809.8
                                                =========    =========    =========  =========    =========    =========  =========

L) Ratio of earnings to fixed charges                4.03         1.83                    1.38        1.27          1.23       2.27
                                                =========    =========               =========    =========    =========  =========

M) Deficiency in earnings necessary
     to cover fixed charges                                                 $ (72.0)
                                                                          =========
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